EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-80505 of P.A.M. Transportation Services, Inc. (the "Company") on Form S-8 of our report dated March 10, 2004, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP

Little Rock, Arkansas
March 5, 2004